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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



    DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   FEBRUARY 17, 1994
                                                       -------------------
                                                       (FEBRUARY 17, 1994)


                         AMES DEPARTMENT STORES, INC.
            (Exact Name of Registrant As Specified In Its Charter)


                                    DELAWARE
                (State Or Other Jurisdiction Of Incorporation)


            1-5380                                 04-2269444
     (Commission File Number)          (IRS Employer Identification No.)


       2418 MAIN STREET; ROCKY HILL, CONNECTICUT             06067-0801
       (Address Of Principal Executive Offices)              (Zip Code)


                                (203) 257-2000
             (Registrant's Telephone Number, Including Area Code)


                               NOT APPLICABLE
        (Former Name Or Former Address, If Changed Since Last Report)









                           Exhibit Index on Page 4


                       Page 1 of 8 (Including Exhibit)

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ITEM 5:   OTHER EVENTS

          Beginning on February 17, 1994, Ames Department Stores, Inc. ("Ames" or the "Company") will distribute, to certain of its banks, potential lenders, principal trade vendors and factors, summaries of its financial plan (referred to herein as the "Plan") for the fiscal year ending January 28, 1995 ("Fiscal 1995"). The Plan is attached hereto as Exhibit 20 and is incorporated by reference herein. The Plan assumes, among other things, that the same financing terms that are effective under the Company's current credit agreement, including the required cash collateralization of outstanding letters of credit, will remain effective for all of Fiscal 1995. The current credit agreement expires on December 28, 1994 and the Company has started discussions to obtain long-term financing that would extend beyond that date.

          As reported in a press release on January 28, 1994, there was a partial roof collapse on that date at the Company's distribution center in Leesport, PA. The collapse involved approximately 10,000 square feet of the total 1.2 million square feet in the facility. On February 11, 1994, there was a further 20,000 square foot collapse of the roof in an area immediately adjacent to the first collapse. The Leesport facility remains closed while the extent of the damage is assessed and pending determination of what remedial steps are required with regard to the roof. The Company has obtained temporary warehouse space within a short distance from Leesport and is also operating additional shifts at its other distribution centers in Mansfield and Clinton, MA. The Company believes that these steps will enable it to provide an adequate supply of merchandise to its stores in the immediately foreseeable future. As a result of the closing of the Leesport facility, the Company may experience an increase in its short- term borrowings for a brief period of time as it repurchases certain inventory that is temporarily not removable from Leesport (see also footnote (A) - Page 7). While the investigation into the Leesport situation in still in its early stages, the Company currently believes that a substantial portion of any damages and any incremental expenses it may incur should be recoverable. The net financial effect from the Leesport situation is not yet determinable. The Plan does not reflect any financial effect as a result of the roof damage at the Leesport facility.

          Ames is distributing the Plan to its banks, potential lenders, principal trade vendors and factors to facilitate their credit analyses. The Plan SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE and should be read in conjunction with the Company's Form 10-K for the fiscal year ended January 30, 1993, the Company's most recent Form 10-Q for the quarter ended October 30, 1993, and the Company's Form 10-K to be filed for the fiscal year ended January 29, 1994. The Plan is being reported publicly solely because it is being distributed to a large number of the Company's vendors for purposes of their credit analyses.

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          Although Ames is publishing the Plan and currently expects to report its monthly results during Fiscal 1995, Ames does not believe it is obligated to provide such information indefinitely, other than as required by applicable regulations, and may cease making such disclosures and updates at any time. Moreover, Ames does not believe that it is obligated to update the Plan to reflect subsequent events or developments.

          The Plan was not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants or the rules and regulations of the Securities and Exchange Commission regarding financial projections. While presented with numerical specificity, the Plan is based upon a variety of assumptions that may not be realized and is subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Ames. Consequently, the Plan should not be regarded as a representation or warranty by Ames, or any other person, that the forecasts contained therein will be realized. Actual results may vary materially from those presented in the Plan.

          In its Form 10-Q for the quarter ended October 30, 1993, the Company reported that it and its independent accountants were in discussions with the staff of the Securities and Exchange Commission regarding their review of the Company's applications of the American Institute of Certified Public Accountants Statement of Position 90-7 ("SOP 90-7"). Those discussions have now concluded and the Company will not amend its applications of SOP 90-7 as a result of such discussions.


ITEM 7:   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          Exhibit:   20  Fiscal 1995 Summary Financial Plan

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                              INDEX TO EXHIBITS









      EXHIBIT NO.                  EXHIBIT                           PAGE NO.


           20      Fiscal 1995 Summary Financial Plan                   6

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                                   SIGNATURES




       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.







                                         AMES DEPARTMENT STORES, INC.
                                                   Registrant





Dated:  February 17, 1994               By: /s/ Peter Thorner
                                            --------------------------
                                            Peter Thorner
                                            President, Chief Operating
                                            Officer and Director



Dated:  February 17, 1994               By: /s/ William C. Najdecki
                                            --------------------------
                                            William C. Najdecki
                                            Senior Vice President,
                                            Chief Accounting Officer
















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